As filed with the Securities and Exchange Commission on January 4, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CENOVUS ENERGY INC.
(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	98-0642460 (IRS Employer Identification No.)

4100, 225 6 Avenue S.W. Calgary, Alberta, Canada (403) 766-2000 (Address of Principal Executive Offices)	T2P 1N2 (Zip Code)
Husky Energy Inc. Incentive Stock Option Plan
(Full title of the plan)
CT Corporation System
28 Liberty St., 42nd Floor, New York, NY 10005
(Name and address of agent for service)
(212) 894-8940
(Telephone number, including area code, of agent for service)
COPIES TO:

Gary Molnar Cenovus Energy Inc. 4100, 225 6 Avenue S.W. P.O. Box 766 Calgary, Alberta, Canada T2P 1N2 (403) 766-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common shares, no par value (together with associated common share purchase rights)	1,250,000	$5.85	$7,312,500.00	$797.80
(1)	Rights are initially carried and traded with the common shares of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the common shares.

(2)
This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, be deemed to cover such additional shares as may be issued pursuant to the anti-dilution provisions of the Husky Energy Inc. Incentive Stock Option Plan dated effective November 16, 2018 (the “Husky Incentive Plan”) or to otherwise prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Represents the maximum number of shares which may be issued under the Husky Incentive Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of the common shares as reported on the New York Stock Exchange on December 24, 2020.

EXPLANATORY NOTE

On October 24, 2020, the Registrant entered into an Arrangement Agreement with Husky Energy Inc. (“Husky”) pursuant to which the Registrant agreed to acquire all of the issued and outstanding common shares and preferred shares of Husky (the “Arrangement”). In connection with the Arrangement, the Registrant has assumed the incentive stock option plan of Husky, dated November 16, 2018 (the “Husky Incentive Plan”), and each outstanding stock option of Husky granted under the Husky Incentive Plan (each, a “Husky Option”) will be exchanged for an option (each, a “Replacement Option”) to purchase 0.7845 common shares, no par value, of the Registrant (the “common shares”), with an exercise price per Cenovus common share equal to the exercise price per share of such Husky Option divided by 0.7845 and rounded up to the nearest whole cent. The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 1,250,000 common shares, that are reserved for issuance upon exercise of the Replacement Options, together with any common share purchase rights that are carried and traded with the common shares of the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information
The Registrant will provide to the participants of the Plan a written statement advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, as required by Item 2 of Part I of Form S-8, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Cenovus Energy Inc., 4100, 225 6 Avenue S.W., Calgary, Alberta, Canada T2P 1N2, Attention: Corporate Secretary; Telephone number (403) 766-2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference into this Registration Statement:

●	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2019, filed with the Commission on February 12, 2020;

●
The portions of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on April 29, 2020, July 23, 2020, July 29, 2020, October 29, 2020, November 16, 2020, December 22, 2020 and January 4, 2021;

●
The description of the common shares set forth in the Registrant’s Registration Statement on Form F-10 filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, on September 20, 2019, and any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports or documents. The Registrant may incorporate by reference its future reports on Form 6-K by stating in those reports that they are being incorporated by reference into this Registration Statement. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of an aforementioned proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, but without limit to the right of the Registrant to indemnify any person under the CBCA or otherwise, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, as the Board may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT	DESCRIPTION
4.1
Amended and Restated Shareholder Rights Plan Agreement, dated January 1, 2021, by and between the Registrant and Computershare Investor Services Inc., as rights agent, incorporated by reference to Exhibit 99.2 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.2
Pre-Emptive Rights Agreement, dated January 1, 2021, by and between the Registrant and Hutchison Whampoa Europe Investments S.à r.l., incorporated by reference to Exhibit 99.3 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.3
Pre-Emptive Rights Agreement, dated January 1, 2021, by and between the Registrant and L.F. Investments S.à r.l., incorporated by reference to Exhibit 99.4 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.4
Registration Rights Agreement, dated January 1, 2021, by and between the Registrant and Hutchison Whampoa Europe Investments S.à r.l., incorporated by reference to Exhibit 99.5 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.5
Registration Rights Agreement, dated January 1, 2021, by and between the Registrant and L.F. Investments S.à r.l., incorporated by reference to Exhibit 99.6 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

5.1	Opinion of Bennett Jones LLP, Canadian counsel to the Registrant regarding the legality of the common shares.
10.1
Husky Energy Inc. Incentive Stock Option Plan, dated November 16, 2018 and Form of Option Agreement (incorporated by reference to Exhibit A to the Report of Foreign Issuer filed by Husky Energy Inc. on June 10, 2019).

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of GLJ Petroleum Consultants Ltd.
23.5	Consent of Sproule Associates Limited.
23.6	Consent of Bennett Jones LLP, Canadian counsel to the Registrant (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).
Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on January 4, 2021.

CENOVUS ENERGY INC.

By:	/s/ Alex J. Pourbaix
	Name:	Alex J. Pourbaix
	Title:	President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alex Pourbaix, Jeff Hart and Jon McKenzie as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated effective January 4, 2021:

Signature	Title

/s/ Alex Pourbaix	President and Director (Principal Executive Officer)
Alex Pourbaix

/s/ Jeff Hart	Chief Financial Officer
Jeff Hart	(Principal Financial and Accounting Officer)

/s/ Keith A. MacPhail	Director
Keith A. MacPhail

/s/ Keith M. Casey	Director
Keith M. Casey

/s/ Jane E. Kinney	Director
Jane E. Kinney

/s/ Canning K.N. Fok	Director
Canning K.N. Fok

/s/ Eva L. Kwok	Director
Eva L. Kwok

/s/ Harold N. Kvisle	Director
Harold N. Kvisle

/s/ Richard J. Marcogliese	Director
Richard J. Marcogliese

/s/ Claude Mongeau	Director
Claude Mongeau

/s/ Wayne E. Shaw	Director
Wayne E. Shaw

/s/ Frank J. Sixt	Director
Frank J. Sixt

/s/ Rhonda I. Zygocki	Director
Rhonda I. Zygocki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on January 4, 2021.

CENOVUS ENERGY US LLC

By:	/s/ Daniel Durci
	Name:	Daniel Durci
	Title:	President

INDEX TO EXHIBITS
EXHIBIT	DESCRIPTION
4.1
Amended and Restated Shareholder Rights Plan Agreement, dated January 1, 2021, by and between the Registrant and Computershare Investor Services Inc., as rights agent, incorporated by reference to Exhibit 99.2 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.2
Pre-Emptive Rights Agreement, dated January 1, 2021, by and between the Registrant and Hutchison Whampoa Europe Investments S.à r.l., incorporated by reference to Exhibit 99.3 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.3
Pre-Emptive Rights Agreement, dated January 1, 2021, by and between the Registrant and L.F. Investments S.à r.l., incorporated by reference to Exhibit 99.4 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.4
Registration Rights Agreement, dated January 1, 2021, by and between the Registrant and Hutchison Whampoa Europe Investments S.à r.l., incorporated by reference to Exhibit 99.5 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

4.5
Registration Rights Agreement, dated January 1, 2021, by and between the Registrant and L.F. Investments S.à r.l., incorporated by reference to Exhibit 99.6 to the Report of Foreign Issuer filed by the Registrant on January 4, 2021.

5.1	Opinion of Bennett Jones LLP, Canadian counsel to the Registrant regarding the legality of the common shares.
10.1
Husky Energy Inc. Incentive Stock Option Plan, dated November 16, 2018 and Form of Option Agreement (incorporated by reference to Exhibit A to the Report of Foreign Issuer filed by Husky Energy Inc. on June 10, 2019).

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of GLJ Petroleum Consultants Ltd.
23.5	Consent of Sproule Associates Limited.
23.6	Consent of Bennett Jones LLP, Canadian counsel to the Registrant (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).